Exhibit (a)(1)(D)
MEDICAL PROPERTIES TRUST, INC.
OFFER TO PURCHASE
FOR CASH ANY AND ALL OF MPT OPERATING PARTNERSHIP, L.P.’S
OUTSTANDING 6.125% EXCHANGEABLE SENIOR NOTES DUE 2011

     THE TENDER OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 7, 2010 (INCLUSIVE OF MAY 7, 2010), UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF THE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE APPLICABLE TOTAL CONSIDERATION (AS DEFINED BELOW). NOTES MAY BE WITHDRAWN AT OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 7, 2010 (INCLUSIVE OF MAY 7, 2010), UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER.
To Our Clients:
     Enclosed for your consideration is an Offer to Purchase, dated April 12, 2010 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”), and a Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Tender Offer”) relating to the offer by Medical Properties Trust, Inc., a Maryland corporation (“Medical Properties Trust”) to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal, any and all of MPT Operating Partnership, L.P.’s outstanding 6.125% Exchangeable Senior Notes due 2011 (the “Notes”), from each registered holder of such Notes (each a “Holder” and, collectively, the “Holders”).
     Subject to the terms and conditions of the Tender Offer, Holders who validly tender, and do not validly withdraw, their Notes pursuant to the Tender Offer at or prior to the Expiration Date, will receive $1,030 for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer (the “Total Consideration”), plus accrued and unpaid interest to, but not including, the date on which Medical Properties Trust will pay the Total Consideration in respect of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by Medical Properties Trust (the “Settlement Date”). The Settlement Date is expected to occur promptly following the Expiration Date.
     This material relating to the Tender Offer is being forwarded to you as the beneficial owner of Notes held by us for your account or benefit but not registered in your name. A tender of any Notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such registered Holder promptly if they wish to tender any Notes pursuant to the Tender Offer.
     Accordingly, we request instructions as to whether you wish us to tender any Notes held by us for your account. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Notes.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Notes on your behalf in accordance with the terms and conditions of the Tender Offer. Please note that tenders of Notes must be received by the Expiration Date to receive the Total Consideration, and that the Tender Offer will expire at 12:00 midnight, New York City time, on May 7, 2010 (inclusive of May 7, 2010), unless extended or earlier terminated.
     Tenders of Notes may be withdrawn at any time at or prior to the Withdrawal Date.

     Your attention is directed to the following:
     1. The Tender Offer is for any and all of the Notes that are outstanding.
     2. If you wish to receive the Total Consideration, we must receive your instructions in ample time to permit us to effect a tender of Notes (12:00 midnight, New York City time, on May 7, 2010, unless extended or earlier terminated).
     3. Notwithstanding any other provision of the Tender Offer, Medical Properties Trust’s obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is subject to and conditioned upon, the satisfaction of or, where applicable, its waiver of, the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth therein, and specifically under the caption “Terms of the Tender Offer—Conditions to the Tender Offer.”
     If you wish to have us tender any or all of your Notes held by us for your account or benefit pursuant to the Tender Offer, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

LETTER OF INSTRUCTIONS
     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the offer by Medical Properties Trust, Inc. to purchase for cash any and all of MPT Operating Partnership, L.P.’s outstanding 6.125% Exchangeable Senior Notes due 2011 (the “Notes”).
     This will instruct you to tender the principal amount indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Offer to Purchase of Medical Properties Trust, Inc., dated April 12, 2010, and the related Letter of Transmittal.

Aggregate
	Principal Amount	Principal
	Held for Account of	Amount
Description of Notes	Holders(s)*	Tendered
6.125% Exchangeable Senior Notes due 2011

*	Unless otherwise indicated, the entire aggregate principal amount indicated in the box entitled “Aggregate Principal Amount Held for Account of Holder(s)” will be tendered. A tendering holder is required to consent to the proposed amendments with respect to all Notes tendered by such holder, and a tender of Notes will be deemed to constitute consent of the tendering holder to the proposed amendments relating to such series of Notes in respect of all such tendered Notes.

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